Exhibit (h)(41)

SCHEDULE A

Amended as of November 13, 2019 to update expense limits for Artisan Global Discovery Fund

		Expense Limits by Share Class(a)
Fund Name	Continues Through	Investor	Advisor	Institutional
Artisan Global Discovery Fund	January 31, 2021	1.50%	1.40%	1.35%
Artisan International Small-Mid Fund	January 31, 2020	1.50%	1.40%	1.35%
Artisan Sustainable Emerging Markets Fund	January 31, 2021	1.35%	N/A	1.20%
Artisan Thematic Fund	January 31, 2021	1.50%	1.40%	1.40%
Artisan Value Fund	January 31, 2021	None	0.88%	None

(a) “None” indicates that a Fund does not have an expense limitation in place for a given share class. “N/A” indicates that a Fund does not have a particular share class.

IN WITNESS WHEREOF, ARTISAN PARTNERS FUNDS, INC. and ARTISAN PARTNERS LIMITED PARTNERSHIP have each caused this Schedule A to be signed on its behalf by its duly authorized representative, all as of the day and year first written above.

Artisan Partners Funds, Inc.

By:	/s/ Laura E. Simpson

Artisan Partners Limited Partnership

By:	/s/ Gregory K. Ramirez

[Schedule A to Amended & Restated Expense Limitation Agreement]